Exhibit 4.5

APPENDIX A

FORM OF PLAN AMENDMENT TO ADEIA INC. AMENDED AND

RESTATED 2020 EQUITY INCENTIVE PLAN

The Adeia Inc. Amended and Restated 2020 Equity Incentive Plan (the “Plan”) is hereby amended (this “Amendment”), effective as of ____________, 2026.

1.
Section 3(a) of the Plan is hereby amended in its entirety to read as follows:

“Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be subject to Awards under the Plan is 36,400,000 shares; provided, however, that each Share issued under the Plan pursuant to a Previously-Issued Full-Value Award shall reduce the number of available Shares by one and one-half (1.5) shares. Shares issued upon exercise of Awards may be authorized but unissued, or reacquired Common Stock. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be issued pursuant to the exercise of Incentive Stock Options is 36,400,000.”

2.
Except as modified by this Amendment, all the terms and provisions of the Plan as in effect immediately prior to this Amendment shall continue in full force and effect.

IN WITNESS WHEREOF, Adeia Inc. has caused this Amendment to be executed on its behalf by its duly-authorized officer as of the date set forth below.

ADEIA INC.

___________________________________

By:

Name:

Title:

Date: